Exhibit 10.50

FIGGIE INTERNATIONAL INC

SENIOR EXECUTIVE BENEFITS PROGRAM

As Amended and Restated Effective: August 28, 1991

TABLE OF CONTENTS

ARTICLE	NUMBER

DEFINITIONS	I

ELIGIBILITY AND PARTICIPATION	II

ACCRUED RETIREMENT BENEFIT	III

RETIREMENT BENEFITS	IV

DISABILITY BENEFITS	V

SPOUSE'S BENEFITS	VI

DEPENDENT CHILDREN'S BENEFITS	VII

DEATH AND MEDICAL BENEFITS	VIII

FORFEITURE OF BENEFITS	IX

FORCED TAKEOVER	X

SIGNIFICANT MANAGEMENT CHANGE	XI

FINANCING OF BENEFITS	XII

ADMINISTRATION	XIII

AMENDMENT AND TERMINATION	XIV

MISCELLANEOUS	XV

FIGGIE INTERNATIONAL INC.

SENIOR EXECUTIVE BENEFITS PROGRAM

THIS AMENDMENT AND RESTATEMENT is adopted by FIGGIE INTERNATIONAL INC., a Delaware corporation (hereinafter referred to as "Figgie") on behalf of certain of its senior executive employees;

W I T N E S S E T H:

WHEREAS, it is necessary for Figgie to attract and hold highly competent senior management executives so that it may compete effectively; and

WHEREAS, in order to attract and hold such senior management executives, a Benefits Program was previously established in order to provide certain retirement, death, disability and medical benefits for its senior executives and their spouses and dependents commensurate with those offered by other companies; and

WHEREAS, it is the desire of Figgie to amend and restate such Benefits Program;

NOW, THEREFORE, Figgie hereby amends and restates the FIGGIE INTERNATIONAL INC. SENIOR EXECUTIVE BENEFITS PROGRAM, effective as of August 28, 1991 as follows:

ARTICLE I

DEFINITIONS

     1.1 The words "Accrued Retirement Benefit" shall mean an amount computed with respect to each Participant in accordance with Article III hereof.

     1.2 The words "Actuarial Equivalent" shall mean the benefit having the same value as the benefit which the actuarial equivalent replaces. The determination of an actuarial equivalent shall be based on the actuarial assumptions and methods which shall be designated by the Compensation Committee from time to time.

     1.3 The word "affiliate" shall mean any corporation or business organization that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Figgie International Inc., and particularly shall mean any corporation or business organization during any period during which it is a member of a controlled group of corporations or trades or businesses which includes Figgie International Inc. within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code.

     1.4 The words "Annuity Offset" shall mean, for a Participant on whose behalf annuity contracts were purchased from Alexander Hamilton Life, People's Security Insurance Company and United Pacific Life Insurance Company, the amount specified as the "Replaced Benefit" in the Agreement wherein such Participant agreed to become a Participant under this Program multiplied by a fraction the numerator of which shall equal the aggregate of the amounts actually payable under each such annuity contract at the time specified herein for the commencement of benefits, and the denominator of which shall equal the amount specified in such Agreement as the "Face Annuity Amount".

     1.5 The words "Basic Retirement Benefit" shall mean, for a

Participant, who is eligible for retirement benefits under Section 4.1, 4.2, 4.3, 4.4, 10.2 or 11.2 hereof, his Accrued Retirement Benefit adjusted as follows:

(a)	reduced by one-half (1/2) of one percent (1%) thereof for each complete month, if any, that the date retirement benefits commence to said Participant precedes his Full Benefit Date; and
(b)	in the case of a Participant who is actively employed on or after September 1, 1991 and continues to be employed as a Senior Executive beyond his Full Benefit Date and does not elect, pursuant to Section 4.1 hereof, to commence receiving his retirement benefits on the later of January 1, 1992 or his Full Benefit Date, increased by the following:

(i)	if he is married, five-sixths (5/6) of one percent (1%) thereof for each complete month that the date retirement benefits commence to said Participant follows his Full Benefit Date; or
(ii)	if he is single, the following percentages of his unadjusted Accrued Retirement Benefit for each complete month that the date retirement benefits commence to said Participant is subsequent to his Full Benefit Date:
(A)	one and one sixth percent (1-1/6%) thereof for each such month which is prior to his attainment of age sixty-five (65);
(B)	one and seven twenty-fourths percent (1-7/24%) for each such month which is subsequent to his attainment of age sixty-five (65) and prior to his attainment of age seventy (70); and
(C)	one and five twelfths percent (1-5/12%) for each such month which is subsequent to his attainment of age seventy (70).

     1.6 The words "Benefit Service" shall mean for any Participant the sum of:

(a)	the period of his Continuous Service prior to the date he becomes a Participant; plus
(b)	the periods after the date he first became a Participant during which he is a Senior Executive; plus
(c)	in the case of a Founder, three (3) years.

     1.7 The word "Company" shall mean Figgie International Inc. and any affiliate, or any successor corporation or other business organization which shall assume the obligations of this Program as provided herein with respect to Participants.

     1.8 The word "Compensation" shall mean for each calendar year the salary paid by the Company to a Participant for services rendered to the Company, plus any amounts paid to the Participant under the Figgie International Inc. Compensation Plan for Executives. "Compensation" shall not include any other form of remuneration, direct or indirect, including for this purpose any amounts paid to the Participant under the Figgie International Inc. Performance Incentive Bonus Program. In addition, "Compensation" shall not include amounts contributed by the Company for a Participant's benefit under a flexible benefits or other cafeteria plan established under Section 125 of the Internal Revenue Code or amounts paid directly to a Participant in lieu of being contributed to such a plan. However, "Compensation" shall include amounts contributed to the Trustee of the Figgie International Inc. Supplementary Retirement Savings Plan pursuant to a Participant's election under Section 5.1 of said Plan and shall also include amounts contributed by a Participant by means of salary reduction to a flexible benefits or other cafeteria plan established under Section 125 of the Internal Revenue Code.

In the event that a Participant shall voluntarily have his salary or bonus payments reduced or shall elect to defer the receipt of any payment which would otherwise be included in his Compensation:

(a)	such reduced or deferred payments shall be included in his Compensation for the year during which they would customarily have been paid; and
(b)	amounts ultimately received by the Participant pursuant to the reduction or deferral arrangement shall not be included in his Compensation.

     1.9 The words "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of Figgie International Inc.

     1.10 The words "Competing Manufacturing Business" shall mean:

(a)	with respect to a Participant who has been a member of the

Corporate Staff, including any Group Vice President or any Corporate Staff Employee who reports to a Group Vice President, any business which manufactures, assembles, sells or distributes products which are directly competitive with products presently being manufactured, assembled, sold or distributed by the Company or any of its subsidiaries, affiliates or divisions;

(b)	with respect to a Participant who has not been a member of the Corporate Staff, any business which manufactures, assembles, sells or distributes products which are directly competitive with products presently being manufactured, assembled, sold or distributed by any of the Company's subsidiaries, affiliates or divisions for which the Employee has worked during the two (2) years prior to his termination or retirement.

     Notwithstanding the foregoing, a business shall not be deemed a Competing Manufacturing Business where the Board of Directors, in its sole discretion, determines that the products manufactured, assembled, sold or distributed by the business represents only a de minimis portion of the business of the Company, or any of its subsidiaries, affiliates, or divisions, as the case my be.

     1.11 The Words "Competing Service Business" shall mean:

(a)	with respect to a Participant who has been a member of the Corporate Staff, including any Group Vice President or any Corporate Staff Employee who reports to a Group Vice President, any service business which is in direct competition with any service business of the Company or any of its subsidiaries, affiliates or divisions;

(b)	with respect to a Participant who has not been a member of the Corporate Staff, any service business which is in direct competition with any service business of any of the Company's subsidiaries, affiliates or divisions for which the Employee has worked during the two (2) years prior to his termination or retirement.

     1.12 The words "Continuous Service" shall mean for any employee the period during which he is or has been employed by the Company. Such period shall be measured from his date of hire (which date shall be considered to be the first day during which the employee performs any service for the Company for which he is directly or indirectly compensated) until his date of termination of employment. In the event that a business organization shall be or shall have been acquired by or merged into the Company, the date of hire of each employee who is or was an employee of such business organization on the date of acquisition shall be deemed to have been the most recent date he was hired by such business organization.

     1.13 The words "Dependent Child" shall mean a natural or adopted child of a Participant who (a) has not attained age twenty-one (21), or (b) has not attained age twenty-five (25) and is a full-time day student at an accredited college, graduate school, professional school, art school, music school, secretarial school, or technical school in accordance with the regulations of such school. For purposes hereof, a child shall be considered to continue to be a full-time day student during periods of vacation allowed by such a school at which he is enrolled as a full-time day student or intends to enroll as a full-time day student at the expiration of such vacation, provided the child becomes or continues to be a full-time day student at the end of such vacation.

     The child of a Participant shall cease to be a "Dependent Child" upon the later to occur of:

(a)	his attainment of age twenty-one (21); and
(b)	the earlier of the date he ceases to be a full-time day student or attains age twenty-five (25).

     1.14 The words "Disability Plan Offset" shall mean the total amounts, if any, actually payable to a Disabled Participant on the date specified herein for their calculation under any sick leave, short-term disability, long-term disability or salary continuation plan, program, or insurance contract of the Company, or the amount which would be payable thereunder upon application therefor. The words "Disability Plan Offset" shall not include any amounts representing benefits which might have been payable to a Disabled Participant under such a plan, program, or contract if he had been "disabled" as defined therein but which are not actually payable to the

Disabled Participant because he is not "disabled" as so defined.

     1.15 The word "Disabled" shall mean for any Participant that he has a medically demonstrable physical or mental impairment that prevents him from performing all or a significant portion of the duties and responsibilities of the position at which he is employed at the onset of such impairment. A Participant will continue to be considered Disabled even though he is capable of being employed, or is actually employed by the Company or any other employer, as long as he continues to be unable to perform the duties and responsibilities of the position at which he was employed at the onset of his disability.

     1.16 The words "Earned Income" shall mean the total remuneration which a Participant, Disabled Participant, or Spouse shall receive as compensation or profit from the performance of services as an employee of any corporation, partnership, organization, governmental agency or as a self-employed individual, including amounts contributed by such Participant or Spouse by means of salary reduction to a flexible benefits or other cafeteria plan established under Section 125 of the Internal Revenue Code and amounts contributed to a qualified retirement plan pursuant to such Participant's or Spouse's election under a qualified cash or deferred arrangement (described in Section 401(k) of said Code); provided, however, that in the case of a Disabled Participant, "Earned Income" shall not include any directors' fees, or consulting fees if the aggregate of all such fees does not in any single year equal or exceed twenty-five percent (25%) of twelve (12) times the Disabled Participant's "unreduced monthly disability benefit", calculated pursuant to Section 5.2 hereof by multiplying (a) times (b) of said Section 5.2 and not taking into account the reductions set forth in (A) through (E) of said Section 5.2, and such fees as are in excess of twenty-five percent (25%) of twelve (12) times the Disabled Participant's "unreduced monthly disability benefit" shall be included in such "Earned Income" only to the extent of fifty percent (50%)

of such excess. In addition, a Participant's or Spouse's "Earned Income" shall not include amounts contributed by the Company for his benefit under any flexible benefits or other cafeteria plan established under Section 125 of the Internal Revenue Code or amounts paid directly to the Participant or Spouse in lieu of being contributed to such a plan.

1.17	The words "Engage in Competition with the Company" shall mean:
(a)	if a Participant shall, after his Termination of Employment or retirement, disclose or furnish to any competitor or any person, firm, corporation or other entity or use on his own behalf, any confidential or secret information or data of the Company relating to the Company's financial statements, reports, or condition, or relating to the technical processes, discoveries, inventions, or improvements of inventions, patents, or patent applications, formulas, trade secrets, manufacturing art or know-how pertaining to the Company's products manufactured or developed by the Company or by its predecessors, or relating to any other material aspect of the Company's operations or condition; or

(b)	if a Participant shall, after his Termination of Employment or retirement, interfere with the business or employment relationship between the Company or any of its subsidiaries, affiliates or divisions and any customer, employee or sales representative thereof or influence or attempt to influence in a negative manner any customer, employee or sales representative of the Company or any of its subsidiaries, affiliates or divisions in their relations with or in the performance of their obligations to the Company or any of its subsidiaries, affiliates or divisions; or

(c)	if a Participant shall, within two (2) years after his Termination of Employment or retirement and without the written consent of the Company, directly or indirectly for himself or as an agent, employee, officer, director, stockholder, owner, partner, consultant, or otherwise, or in conjunction with any person, firm, partnership or corporation, invest in, become employed, perform any services, give advice, or render assistance to any Competing Service Business or any Competing Manufacturing Business. The restriction contained in this paragraph (c) shall be in effect anywhere within the applicable Restricted Geographic Area described in Section 1.31 hereof.

     A Participant may apply to the Compensation Committee for a determination of whether proposed employment is in competition with the Company or a subsidiary, affiliate or division, as described in paragraph (c) above, or for its consent to such competitive employment by submitting a written description of the proposed employment and employer to the Compensation Committee, together with such other information as the Compensation Committee shall reasonably require. The Compensation Committee's decision shall be rendered as promptly as is reasonably possible.

     1.18 The words "Figgie Continuous Service" shall mean for any employee his Continuous Service as defined in Section 1.12 hereof excluding any Continuous Service rendered for any business organization prior to such business organization's date of acquisition by or merger into the Company.

     1.19 The words "Final Earnings" shall be determined for a Participant in accordance with the following:

(a)	if he ceases to be a Senior Executive, terminates employment or becomes Disabled during the first four (4) months of a calendar year, "Final Earnings" shall mean his Compensation during the calendar year next preceding the date he ceased to be a Senior Executive, terminated employment or became Disabled divided by twelve (12); or

(b)	if he ceases to be a Senior Executive, terminates employment or becomes Disabled after the first four (4) months of a calendar year, "Final Earnings" shall mean the his Compensation during such calendar year up to the date he ceased to be a Senior Executive, terminated employment or became Disabled plus the amount of salary he would have received during the balance of such calendar year if he had continued to receive salary at his rate of salary in effect on the date he ceased to be a Senior Executive, terminated employment or became Disabled divided by twelve (12).

     If a Participant commences to receive retirement benefits prior to his actual retirement pursuant to Section 4.1 hereof, his "Final Earnings" shall be calculated as of the commencement date of his benefits pursuant to paragraph (a) or (b) above as though he had retired on such date. Thereafter, on the first day of every calendar year during his continued employment as a Senior Executive, his "Final Earnings" shall be recalculated pursuant to paragraph (a) above. Upon the date he ultimately retires dies or becomes Disabled, his "Final Earnings" shall be finally calculated pursuant to paragraph (a) or (b) above whichever shall be applicable.

     Notwithstanding the foregoing, the "Final Earnings" of a Participant who is in the Continuous Service of the Company on the date of a Forced Takeover, shall not thereafter be less than the Final Earnings he would have had if he had terminated employment on said date.

    1.20 The words "Forced Takeover" shall mean any event or occurrence, or series of events or occurrences, which a majority of the members of the Compensation Committee, in its sole discretion, shall determine to be a Forced Takeover and which shall be so designated by resolution of the Compensation Committee approved and adopted by a majority thereof.

     1.21 The word "Founder" shall mean any employee of the Company who shall be designated as such by the Compensation Committee pursuant to Article II hereof.

     1.22 The words "Full Benefit Date" shall mean:

(i)	if the Participant is a Founder, the date which is thirty-six (36) months prior to his Normal Retirement Date; or
(ii)	if the Participant is not a Founder, his Normal Retirement Date.

     1.23 The words "Group Medical Plan" shall mean any program, plan or insurance contract of the Company to the extent, if any, that it provides hospitalization, dental, surgical or major medical benefits for the employees of the Corporate Staff of the Company.

     1.24 The words "Joint and Survivor Basis" shall mean with respect to a married Participant, that a benefit is payable monthly during the life of the Participant and that, after his death, 100% of the monthly amount that had been paid to the Participant shall be payable to his Spouse, if she survives him, during the remainder of her life. The words "Joint and Survivor Basis" shall mean, for a Participant who is not married, that a benefit is payable on a Life Annuity Basis.

     1.25 The words "Life Annuity Basis" shall mean, with respect to a Spouse, that a benefit is payable monthly to a Spouse during her life and that no further benefits are payable after the death of the Spouse.

     1.26 The words "Normal Retirement Date" shall mean the first day of the month coinciding with or next following a Participant's attainment of age sixty-five (65).

     1.27 The words "Other Retirement Plan Benefits" shall mean any benefits provided by employer contributions, mandatory employee contributions or nonvoluntary deferrals of compensation under:

(a)	the Figgie International Inc. Retirement Income Plan II and the annuity contract, if any, purchased on a Participant's behalf as a result of the termination of the Figgie International Inc. Retirement Income Plan on November 21, 1988, excluding any benefits attributable to a Participant's Prior Participant Contributions;

(b)	any Supplemental Retirement and Death Benefit Agreement between the Company and a Participant;
(c)	any defined benefit pension or money purchase pension plan, practice or program of the Company which provides installment or annuity benefits to a Participant upon his retirement or attainment of a stated retirement age by reason of his employment with or his performance of services for the Company;
(d)	any defined benefit pension or money purchase pension plan, practice or program of any other corporation, or any partnership, organization, government or governmental agency, other than Federal Social Security, which provides installment or annuity benefits to a Participant upon his retirement or attainment of a stated retirement age, by reason of his employment with or his performance of services for any such entity excluding, however, any such plan, practice or program under which a Participant accrues or accumulates benefits contemporaneously with and during his participation in this Program;

(e)	any agreement entered into between the Participant and the Company, by reason of his employment with or performance of services for the Company prior to his Normal Retirement Date, that provides for the nonvoluntary deferral of compensation or remuneration until the Participant's attainment of a stated retirement age; and

(f)	any agreement entered into between the Participant and any other corporation, partnership, organization, government or governmental agency, with which he was employed or for which he performed services, that provides for the nonvoluntary deferral of compensation or remuneration until the Participant's attainment of a stated retirement age, excluding, however, any such agreement under which a

     The words "Other Retirement Plan Benefits" shall not include any voluntary deductible employee contributions, voluntary after-tax employee contributions, amounts contributed to a qualified retirement plan pursuant to a Participant's election under a qualified cash or deferred arrangement (described in Section 401(k) of the Internal Revenue Code of 1986), either employee or employer contributions to a profit sharing, stock bonus or employee stock ownership plan, amounts credited to a Participant's rollover account under the Figgie International Inc. Segregated Investment Fund Trust and Plan, and earnings on said contributions and amounts.

     The words "Other Retirement Plan Benefits" shall also not include any deferrals under an agreement entered into between the Participant and the Company, whether before or after such Participant's Normal Retirement Date, that provides for the voluntary deferral of compensation or remuneration even if such compensation or remuneration is deferred until the Participant's attainment of a stated retirement age or until the occurrence of other stated events.

     Finally, the words "Other Retirement Plan Benefits" shall not include any deferrals under an agreement entered into between the Participant and the Company after such Participant's Normal Retirement Date that provides for the non-voluntary deferral of compensation or remuneration even if such compensation or remuneration is deferred until the Participant's attainment of a stated retirement age or until the occurrence of other stated events.

     1.28 The word "Participant" shall mean any eligible Senior Executive of the Company who has performed all the acts required by this Program to become a Participant, who has become a Participant in accordance with Article II hereof, and who remains a Participant hereunder.

     1.29 The word "Program" shall mean the Program as it may be amended from time to time hereafter.

     1.30 The words "Projected Accrued Retirement Benefit" shall mean, for a Participant who is employed subsequent to his Full Benefit Date, his Basic Retirement Benefit and shall mean, for any other Participant who is employed by the Company, the Accrued Retirement Benefit he would have had at his Full Benefit Date calculated on the assumptions that between the date of calculation and his Full Benefit Date:

(a)	he would have remained in the Continuous Service of the Company;
(b)	he would have had Compensation during each calendar year ending in such period in an amount equal to his Final Earnings multiplied by twelve (12);
(c)	he would have remained a Senior Executive if he was a Senior Executive on the date of calculation; and
(d)	he would not have become a Senior Executive during such period if he was not a Senior Executive on the date of calculation.

     1.31 The words "Restricted Geographic Area" shall mean:

(a)	with respect to a Participant who has been a member of the Corporate Staff, including any Group Vice President or any Corporate Staff Employee who reports to a Group Vice President, any geographic area in which the Company or any of its subsidiaries, affiliates or divisions conducts business;

(b)	with respect to a Participant who has not been a member of the Corporate Staff, any geographic area in which any of the Company's subsidiaries, affiliates or divisions for which the Employee has worked during the two (2) years prior to his termination of employment or retirement conducts business.

     1.32 The words "Senior Executive" shall mean any executive employee of the Company who shall be so designated as such by the Compensation Committee pursuant to Article II hereof, but only while he remains so designated. A Participant who becomes Disabled at a time when he is a Senior Executive shall be deemed to continue to be a Senior Executive during the period he remains Disabled.

     1.33 The words "Significant Management Change" shall mean an event whereby the person who was Chairman of the Board of Directors of Figgie

International Inc. on January 1, 1976 ceases to be Chairman for any reason, including termination of employment, death, disability and retirement.

     1.34 The words "Social Security Offset" shall mean for a Participant, who is eligible for retirement benefits under Article IV hereof and who has either attained age seventy (70) or has retired, become Disabled or terminated employment with the Company, the monthly amount of the primary and family old age insurance benefits under the Federal Social Security Act which is payable to the Participant or would be payable except for the limit on his maximum Earned Income, if any. The "Social Security Offset" for a Participant who is receiving retirement benefits under Section 4.1 hereof but who has not attained age seventy (70), retired, become Disabled or terminated employment with the Company shall be zero until the earliest to occur of one of such events.

     The words "Social Security Offset" shall mean for a Disabled Participant, who is eligible for disability benefits under Article V hereof, the monthly amount of the primary disability insurance benefits under the Federal Social Security Act which is payable, or which upon application therefor would be payable, to the Disabled Participant while he is receiving disability benefits pursuant to Article V hereof.

     The words "Social Security Offset" shall mean for the Spouse of a deceased Participant the monthly amount of the primary survivor's insurance benefits under the Federal Social Security Act which is payable, or which upon application therefor would be payable, to the Spouse, as the Participant's survivor.

     The "Social Security Offset" of a Participant, Disabled Participant or Spouse shall be computed without regard to any reduction in his or her Social Security benefits by reason of his or her Earned Income.

     1.35 The words "Split Dollar Offset" shall mean for a Participant the total amounts of death benefit with respect to which the Participant or his assignee has the right to designate the beneficiary under any life insurance policy or policies purchased by the Company pursuant to a split dollar life insurance agreement or program.

     1.36 The word "Spouse" shall mean the person to whom a Participant is married on the earliest of the date the Participant dies, the date of his termination of employment or the date he becomes Disabled; provided, however, that in the case of a person married to a Participant who terminates his employment or becomes Disabled, such person shall cease to be considered to be a "Spouse" if she shall thereafter cease to be married to such Participant for any reason other than the death of such Participant.

     1.37 The words "Termination of Employment" shall mean for any employee, the occurrence of any one of the following events:

(a)	his discharge;
(b)	his quitting;
(c)	his retirement;
(d)	his failure to return to work:
(i)	at the end of any leave of absence authorized by the Company; or
(ii)	within ninety (90) days following such employee's release from military service or within any other period following military service in which such employee's right to reemployment with the Company is guaranteed by law; or

(iii)	after the cessation of disability income payments under this Program and under any sick leave, short-term disability program and long-term disability program of the Company.

     1.38 The words "Vesting Service" shall mean for any employee aggregate of all his periods of Continuous Service. Two (2) or more such periods that contain fractions of a year (computed in months and days) shall be aggregated on the basis of twelve (12) months constituting a year and thirty (30) days constituting a month.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

     2.1 An employee of the Company shall be qualified to become a Participant under this Program when the Compensation Committee shall, at its discretion, designate him a Senior Executive.

     2.2 The Compensation Committee shall, upon designating an employee a Senior Executive, notify such employee in writing of his eligibility and of the actions necessary to become a Participant hereunder, and shall provide him with the opportunity to become a Participant. If such eligible employee desires to become a Participant, he shall, within such time as the Compensation Committee shall determine:

(a)	furnish to the Compensation Committee all information requested by it;
(b)	execute such documents and such instruments as the Compensation Committee may require to facilitate the administration of this Program;
(c)	agree in such form and manner as the Compensation Committee may require to be bound by the terms of this Program and by the terms of such Amendments as may be made hereto; and
(d)	truthfully and fully answer any questions and supply any information which the Compensation Committee deems necessary or desirable for the proper administration of this Program, without any reservations whatsoever.

     2.3 An eligible employee who shall have timely done all acts required of him to become a Participant shall become a Participant on or as of such date as shall be specified by the Compensation Committee.

     2.4 The Compensation Committee may, in addition to designating employees of the Company as Senior Executives, designate such employees as Founders in order that those employees so designated shall be entitled to receive certain increased benefits under this Program as set forth herein.

     2.5 At any time after the effective date of this Program, the Compensation Committee may, in its sole discretion, determine that any employee, who has not attained his Full Benefit Date, terminated his employment, become Disabled or died, and who shall have previously been designated by it as a Senior Executive, is no longer entitled to be so designated and may withdraw such designation with respect to such employee. The withdrawal of the designation of an employee as a Senior Executive shall become effective as of the date specified by the Compensation Committee which date may not be earlier than the date upon which the Compensation Committee determines such employee is no longer a Senior Executive. Such employee shall continue to be a Participant in this Program but shall not accrue any further Benefit Service.

     2.6 A Participant shall automatically cease to be a Senior Executive on his date of termination of employment.

ARTICLE III

ACCRUED RETIREMENT BENEFIT

     3.1 The Accrued Retirement Benefit of a Participant who remains a Senior Executive until his Full Benefit Date shall be an amount equal to:

(a)	seventy-five percent (75%) of his Final Earnings if either (i) he was a Participant on February 18, 1987, or (ii) he was hired on or prior to February 18, 1987 and shall have completed twenty (20) years of Figgie Continuous Service by the earlier of the date he ceases to be a Senior Executive, terminates employment with the Company, dies or becomes Disabled; or

(b)	sixty-five percent (65%) of his Final Earnings if he was not a Participant on February 18, 1987, and either (i) he was hired after February 18, 1987, or (ii) he shall not have completed twenty (20) years of Figgie Continuous Service;

reduced, in the case of a Participant who has completed less than fifteen (15) years of Continuous Service at the time he retires, by one-one hundred eightieth (1/180) thereof for each month that his Continuous Service is less than one hundred eighty (180) months.

     3.2 The Accrued Retirement Benefit of a Participant who ceases to be a Senior Executive on or after the date he becomes eligible for retirement benefits under Section 4.2 hereof but prior to his Full Benefit Date shall be an amount equal to (a) multiplied by (b) below, where:

(a)	equals:
	(i)	seventy-five percent (75%) of his Final Earnings if either (A) he was a Participant on February 18, 1987, or (B) he was hired on or prior to February 18, 1987 and shall have completed twenty (20) years of Figgie Continuous Service by the earlier of the date he ceases to be a Senior Executive, terminates employment with the Company, dies or becomes Disabled; or
	(ii)	sixty-five percent (65%) of his Final Earnings if he was not a Participant on February 18, 1987, and either (A) he was hired after February 18, 1987, or (B) he shall not have completed twenty (20) years of Figgie Continuous Service; and
(b)	equals a fraction, the numerator of which shall be the lesser of the number of years (computed to the nearest one-twelfth

     3.3 The Accrued Retirement Benefit of a Participant who ceases to be a Senior Executive prior to the date he becomes eligible for retirement benefits under Section 4.2 hereof shall be an amount equal to (a) multiplied by (b) below, where:

(a)	equals:
	(i)	seventy-five percent (75%) of his Final Earnings if he was a Participant on February 18, 1987; or
	(ii)	sixty-five percent (65%) of his Final Earnings if he was not a Participant on February 18, 1987; and
(b)	equals a fraction, the numerator of which shall be the lesser of the number of years (computed to the nearest one-twelfth (1/12th year) of such Participant's Benefit Service or thirty (30), and the denominator of which shall be the lesser of thirty (30) or the greater of the number of years (computed to the nearest one-twelfth (1/12th) year) of Continuous Service which such Participant would have had if he had remained in the Continuous Service of the Company until his Full Benefit Date or fifteen (15).

ARTICLE IV

RETIREMENT BENEFITS

     4.1 Each Participant who remains in the Continuous Service of the Company until his Full Benefit Date shall be entitled to retire on such date or at any time thereafter and shall be eligible for retirement benefits under this Program. Such retirement benefits shall commence on the first day of the month after such Participant's termination of employment unless the Participant is actively employed on or after September 1, 1991 and irrevocably elects to receive his retirement benefits on the later to occur of January 1, 1992 or his Full Benefit Date. Any such election must be made at least sixty (60) days prior to the date the Participant's retirement benefits would commence pursuant to such election. Notwithstanding anything to the contrary contained in this Program, in the event a Participant who is actively employed on September 1, 1991 and whose Full Benefit Date is prior to January 1, 1992 elects to commence receiving distribution of his retirement benefits on January 1, 1992 pursuant to the election procedure set forth above, such Participant shall be entitled to either of the following as he shall irrevocably elect no later than November 1, 1991:

(a)	he may receive a single lump sum payment of the retirement benefit payments which he would have received under the Program between his Full Benefit Date and January 1, 1992 together with interest for such period at the rates payable throughout such period on 13-week U.S. Treasury Bills compounded quarterly; or

(b)	he may receive an actuarially increased monthly amount of retirement benefits to reflect the actuarial value of the retirement benefit payments which he would have received under the Program between his Full Benefit Date and January 1, 1992.

     4.2 Each Participant who remains in the Continuous Service of the Company until his completion of ten (10) years of Vesting Service and his attainment of age fifty-five (55) shall be entitled to retire at any time thereafter until his Full Benefit Date, and shall be eligible for retirement benefits under this Program commencing on the first day of any month on or after his termination of employment but no later than his Full Benefit Date, as such Participant shall designate in writing to the Compensation Committee.

                 4.3 Each Participant, whose employment terminates (i) after his completion of ten (10) years of Vesting Service, and (ii) prior to his attainment of age fifty-five (55), shall be eligible for retirement benefits under this Program commencing on the first day of any month on or after his attainment of age fifty-five (55) but not later than his Full Benefit Date as such Participant shall designate in writing to the Compensation Committee.

                 4.4 Each Participant who becomes Disabled and who continues to receive disability benefit payments pursuant to Article V hereof until his Full Benefit Date shall be eligible for retirement benefits under this Program commencing on his Full Benefit Date.

                 4.5 Retirement benefits payable to a Participant pursuant to this Article IV shall be payable commencing on the date specified in Section 4.1, 4.2, 4.3 or 4.4 hereof, shall be payable on the first day of each month thereafter during the life of the Participant, and shall terminate with the benefit payment made on the first day of the month during which the Participant's death occurs. No retirement benefit payments shall be made pursuant to this Article IV after the death of the Participant.

                 4.6 Subject to adjustments pursuant to Section 4.8 hereof, the monthly amount of retirement benefits payable to a Participant eligible therefor pursuant to this Article IV shall be equal to his Basic Retirement Benefit reduced by the total of:

(a)	his Social Security Offset; plus
(b)	the amount specified in Section 4.7 hereof; plus
(c)	his Annuity Offset calculated as of the date his retirement benefits commence to him pursuant to this Article IV.

     4.7 The amount of the reduction specified in Subsection 4.6(b)

above shall be equal to the total Other Retirement Plan Benefits payable, or which would be payable upon application therefor, to the Participant on a Joint and Survivor Basis on the date retirement benefits commence to the Participant pursuant to this Article IV. In the event that the Participant is entitled to or was previously entitled to nonforfeitable Other Retirement Plan Benefits, but such benefits either are not payable and would not be payable upon application on a Joint and Survivor Basis, the amount of the reduction specified in Subsection 4.6(b) above shall be equal to the amount which, if such amount were payable on a Joint and Survivor Basis, would be the Actuarial Equivalent of his nonforfeitable Other Retirement Plan Benefits.

     Further, in the event that the Participant has received nonforfeitable Other Retirement Plan Benefits prior to the date retirement benefits commence to him under this Article IV, the amount of the reduction specified in Subsection 4.6(b) above shall be equal to the amount which, if such amount were payable on a Joint and Survivor Basis commencing on the date retirement benefits commence to the Participant pursuant to this Article IV, would be the Actuarial Equivalent of his nonforfeitable Other Retirement Plan Benefits.

     The reduction referred to in Subsection 4.6(b) shall be computed on the date retirement benefits commence to the Participant under this Article IV taking into account the Other Retirement Plan Benefits which have commenced or could commence on or before such date. The reduction for any Other Retirement Plan Benefit which has commenced or could have commenced shall not thereafter be subject to adjustment by reason of any change in such Other Retirement Plan Benefit payable to the Participant.

     In the event that the Participant will be eligible to receive certain Other Retirement Plan Benefits which are not payable until a date subsequent to the date that retirement benefits commence to him under this Article IV, such Other Retirement Plan Benefits shall not be a reduction pursuant to Subsection 4.6(b) above until the date that the benefits would first be payable to the Participant. The reduction for these Other Retirement Plan Benefits shall be calculated as of the date they would first be payable and shall be added to the reduction for the Other Retirement Plan Benefits which had commenced previously. Once an adjustment has been made for any Other Retirement Plan Benefit, it shall not thereafter be subject to adjustment by reason of any change in such Other Retirement Plan Benefit payable to the Participant.

     For purposes of this Section 4.7, if a Participant is eligible for retirement benefits pursuant to Section 4.4 hereof, any Other Retirement Plan Benefits paid to the Disabled Participant prior to his Full Benefit Date shall be disregarded, and the amount of the reduction specified in Subsection 4.6(b) above shall be computed solely on the basis of the amount of Other Retirement Plan Benefits, if any, payable on and after his Full Benefit Date.

     4.8 The amount of retirement benefits payable to a Participant, who is receiving retirement benefits pursuant to Section 4.1 hereof but who has not attained age seventy (70), retired, become Disabled or terminated employment with the Company, shall be computed on the basis of a zero Social Security Offset. Upon the earliest to occur of his attainment of age seventy (70), retirement, becoming Disabled or termination of employment with the Company, the amount of his retirement benefits shall be recomputed to reflect the change in his Social Security Offset on such date.

     The amount of retirement benefits payable to any other Participant shall be computed on the basis of the Social Security Offset which reflects the amount of primary Social Security Benefits he would be eligible to receive on the date his retirement benefits commence if he did not have any Earned Income and shall not be recomputed thereafter. If a Participant is not eligible for primary Social Security benefits for a reason other than a limit on his maximum Earned Income, his retirement benefits under this Article IV shall be initially computed on the basis of a zero Social Security Offset and, on the date he first becomes eligible to receive such benefits or would become eligible to receive such benefits except for a limit on his maximum Earned Income, the amount of his retirement benefits under this Article IV shall be recomputed to reflect the change in his Social Security Offset on such date.

     4.9 The amount of retirement benefits payable to a Participant who continues to work after the date his retirement benefits commence shall be recomputed to reflect the changes in his Final Earnings, Continuous Service and Figgie Continuous Service on each January 1 following the commencement of his retirement benefits.

ARTICLE V

DISABILITY BENEFITS

          5.1 Each Participant who, prior to his Full Benefit Date and while he is in the Continuous Service of the Company, becomes Disabled shall be eligible for disability benefits under this Program commencing on the first day of the month next following the date he became Disabled. Such benefits shall be payable as of the first day of each month thereafter until the first day of the month during which the earliest of the following events occurs:

(a)	the date he attains his Full Benefit Date;
(b)	the date he dies;
(c)	the date he ceases to be Disabled as defined herein;
(d)	the date upon which he fails or refuses to furnish the Compensation Committee with true, correct and complete information with respect to his Earned Income as required by Section 5.5 hereof; or
(e)	the date he fails or refuses to undergo a medical examination ordered by the Compensation Committee in accordance with the provisions of Section 5.4 hereof.

          5.2 The monthly amount of disability benefits payable therefor pursuant to this Article V shall be equal to (a) multiplied by (b) below, where:

(a)	equals:
(i)

seventy-five percent (75%) of the Participant's Final Earnings if either (A) he was a Participant on February 18, 1987, or (B) he was hired on or prior to February 18, 1987 and shall have completed twenty (20) years of Figgie Continuous Service on the date he became Disabled; or

(ii) sixty-five percent (65%) of the Participant's Final Earnings if he was not a Participant on February 18, 1987 and either (A) he was hired after February 18, 1987 or (B) he had not completed twenty (20) years of Figgie Continuous Service on the date he became Disabled; and
(b)	equals a fraction, the numerator of which shall be the totalyears of Continuous Service which the Participant would have reduced by the total of:

(A)	his Social Security Offset; plus
(B)	his Disability Plan Offset; plus
(C)	the amount specified in Section 5.3 hereof; plus
(D)	the amount of one twelfth (1/12) of his Earned Income; plus
(E)	his Annuity Offset calculated as of the date disability benefits commence to him pursuant to this Article V.

            The amount of disability benefits shall be recomputed to reflect changes in either the Participant's Disability Plan Offset, his Social Security Offset, or his Earned Income as of each of the following dates:

(i)	the date sick pay paid by the Company ceases to be paid to the Disabled Participant;
(ii)	the date payments to the Disabled Participant under any short-term disability benefits plan of the Company shall cease;
(iii)	the date the waiting period for disability benefits under the Federal Social Security Act ends, if the Disabled Participant is eligible for such disability benefits;
(iv)	the date upon which there is any change in the definition of disability contained in any long-term disability plan of the Company under which he is eligible to receive disability benefits; and
(v)	the date upon which there is any change in the rate of the Disabled Participant's Earned Income.

In any such recomputation, increases in the rate of the Disabled Participant's disability benefits under the Federal Social Security Act as a result of amendments to such Act or increases in the cost of living shall be disregarded. Disability benefits payable pursuant to this Article V after the date of the recomputation shall be paid in accordance with the amount as recomputed.

            5.3 The amount of the reduction specified in Subsection 5.2(C)

above shall be equal to the total monthly Other Retirement Plan Benefits payable to the Disabled Participant, and any such benefits which would be payable upon application therefor, which benefits commence on the date the Participant became Disabled or after any waiting period specified in the retirement plans under which such benefits are paid, and which benefits shall be payable until the Participant's Full Benefit Date if the Participant shall remain Disabled. In the event that the Participant is entitled to any Other Retirement Plan Benefits, but such benefits will terminate prior to his Full Benefit Date even though he continues to be Disabled, then the amount of the reduction specified in Subsection 5.2(C) hereof shall be equal to the amount which, if such amount were payable until his Full Benefit Date, would be the Actuarial Equivalent of such Other Retirement Plan Benefits.

     Any Other Retirement Plan Benefits which would be payable to the Participant if he were disabled within the meaning of the word "disability" as defined in the retirement plan under which such benefits are paid shall be disregarded in the computation of the reduction specified in Subsection 5.2(C) hereof if it has been finally determined by the administrator of such retirement plan that the Disabled Participant is not so disabled.

     5.4 A Participant shall become entitled to disability benefits under this Article V only if the Compensation Committee finds that he is Disabled as that term is defined in this Program. In any case, where the Compensation Committee makes a determination with respect to the disability of any Participant applying for disability benefits, or of any Disabled Participant during the period he is receiving such benefits, the Participant shall be required to submit to such examinations and reexaminations by a clinic, physician or physicians selected by the Compensation Committee as the Compensation Committee deems necessary to establish his eligibility for such disability benefits or his continued eligibility therefor; provided that, in the case of any Disabled Participant while he is receiving such disability benefits, reexaminations shall not be made more frequently than once in any twelve (12) month period. The Compensation Committee may substitute other equally conclusive evidence, if it so decides, in place of such examination by a clinic, physician or physicians. Fees of any clinic, physician or physicians making such examinations shall be paid by the Company.

     5.5 During any period that a Disabled Participant is receiving disability benefits under this Article V, he shall keep the Compensation Committee informed, at all times, as to the amount, if any, of his Earned Income and of any changes in the rate of his Earned Income. Upon the request of the Compensation Committee, the Disabled Participant shall submit evidence, satisfactory to the Compensation Committee, of the amount and the rate of his Earned Income.

ARTICLE VI

SPOUSE'S BENEFITS

           6.1 In the event that a Participant shall die after the commencement of his retirement benefits under Article IV hereof, his Spouse, if then living, shall be entitled to receive a Spouse's benefit payable in accordance with Section 6.6 hereof. Subject to Section 6.7 hereof and subject to adjustments pursuant to Section 6.8 hereof, the monthly amount of her Spouse's benefit shall be equal to (a) minus (b) below where:

(a)	equals one hundred percent (100%) of such Participant's Basic Retirement Benefit; and
(b)	equals the total of:
(i)	the amount by which such Participant's retirement benefit was reduced pursuant to Subsection 4.6(b) hereof; plus
(ii)	the Spouse's Social Security Offset; plus
(iii)	the Participant's Annuity Offset calculated as of the date his retirement benefits commenced pursuant to Article IV hereof.

           6.2 In the event that a Participant who has completed ten (10) years of Vesting Service or has attained his Full Benefit Date while employed by the Company shall die after his termination of employment, but prior to the date retirement benefits commence to him pursuant to Article IV hereof, his Spouse, if then living, shall be entitled to receive a Spouse's benefit payable in accordance with Section 6.6 hereof. Subject to Section 6.7 hereof and subject to adjustments pursuant to Section 6.8 hereof, the monthly amount of her Spouse's benefit shall be equal to the Spouse's benefit which would have been payable to the Spouse pursuant to Section 6.1 hereof if such Participant had commenced receiving retirement benefits on the first day of the month during which his death occurs.

           6.3 In the event that a Participant shall die prior to his termination of employment and prior to his Full Benefit Date or in the event that a Disabled Participant shall die when he is eligible to receive disability benefits under Article V hereof, his Spouse, if then living, shall be entitled to receive a Spouse's benefit payable in accordance with Section 6.6 hereof. Subject to Section 6.7 hereof and subject to adjustments pursuant to Section 6.8 the monthly amount of her Spouse's benefit shall be equal to (a) multiplied by (b) below, where:

(a)	equals:
(i)

seventy-five percent (75%) of the Participant's Final Earnings if either (A) he was a Participant on February 18, 1987, or (B) he was hired on or prior to February 18, 1987 and had completed twenty (20) years of Figgie Continuous Service on or prior to his date of death; or

(ii)	sixty-five percent (65%) of the Participant's Final Earnings if he was not a Participant on February 18, 1987 and either (A) he was hired after February 18, 1987 or (B) he had not completed twenty (20) years of Figgie Continuous Service on or prior to his date of death; and

(b)	equals a fraction, the numerator of which shall be the total years of Continuous Service which the Participant would have had if he had remained in the Continuous Service of the Company until his Full Benefit Date, and the denominator of which shall be the greater of such total years of Continuous Service or fifteen (15);

reduced by the total of:

(A)	the Spouse's Social Security Offset; plus
(B)	the amount specified in Subsection 6.5 hereof; plus
(C)	the Participant's Annuity Offset calculated as of the first day of the month next following the date of his death.

            6.4     In the event that a Participant shall die on or after his Full Benefit Date but prior to his termination of employment and prior to the date retirement benefits commenceto him pursuant to Article IV hereof, his Spouse, if then living, shall be entitled to receive a Spouse's benefit payable in accordance with Section 6.6 hereof. Subject to Section 6.7 hereof and subject to adjustments pursuant to Section 6.8 the monthly amount of her

Spouse's benefit shall be equal to the Participant's Basic Retirement Benefit determined on the first day of the month next following the date of his death reduced by the total of:

(a)	the Spouse's Social Security Offset; plus
(b)	the amount specified in Subsection 6.5 hereof; plus
(c)	the Participant's Annuity Offset calculated as of the first day of the month next following the date of his death.

           6.5 The amount of the reduction specified in Subsections 6.3(B) and 6.4(b) above shall be equal to the total Other Retirement Plan Benefits payable, or which would be payable upon application therefor, to the Spouse, and which are payable on a Life Annuity Basis commencing on the first day of the month next following the death of the Participant. In the event that the Spouse is entitled to or was previously entitled to Other Retirement Plan Benefits, but such benefits either are not payable on a Life Annuity Basis or do not commence on the first day of the month next following the death of the Participant, or both, the amount of the reduction specified in Subsections 6.3(B) and 6.4(b) shall be equal to the amount which, if such amount were payable on a Life Annuity Basis, commencing on the first day of the month next following the death of the Participant, would be the Actuarial Equivalent of the Other Retirement Plan Benefits payable to the Spouse. Such reduction shall be computed as of the date Spouse's benefits commence to the Spouse under this Article VI and shall not thereafter be subject to adjustment by reason of any change in the amount of Other Retirement Plan Benefits payable to the Spouse.

           6.6 Spouse's benefits payable pursuant to this Article VI shall be payable commencing on the first day of the month next following the death of the Participant and shall be payable on the first day of each month thereafter during the life of the Spouse. Spouse's benefits shall terminate with the benefit payment made on the first day of the month during which the Spouse's death occurs and no Spouse's benefits shall be payable thereafter except that, in the event that a Spouse whose benefits are payable pursuant to Section 6.2, 6.3 or 6.4 hereof shall die prior to receiving sixty (60) monthly payments of Spouse's benefits and in the event there are no Dependent Children of the Participant, the balance of such sixty (60) monthly payments shall be paid to the estate of the Spouse.

     6.7 Notwithstanding any other provision of this Article VI, in the event the Spouse of a deceased Participant shall be more than ten (10) years younger than such Participant, the amount of her Spouse's benefits shall be reduced by three percent (3%) for each year by which her age plus ten (10) years is less than the age of such Participant.

     6.8 The amount of Spouse's benefits shall be recomputed to reflect changes in the Spouse's Social Security Offset on each of the following dates:

(a)	if she is not eligible to receive primary survivor's benefits under the Federal Social Security Act for a reason other than a limit on her maximum allowable Earned Income, on the date she first becomes eligible to receive such benefits or would first become eligible to receive such benefits except for a limit on her maximum allowable Earned Income; and

(b)	if she is eligible to receive primary survivor's benefits under the Federal Social Security Act, the date, if any, that she ceases to be eligible to receive such benefits for a reason other than a limit on her maximum allowable Earned Income.

In any such recomputation, increases in the rate of the Spouse's survivor's benefits under the Federal Social Security Act as a result of amendments to such Act or increases in the cost of living shall be disregarded. Spouse's benefits payable pursuant to this Article VI after the date of recomputation shall be paid in accordance with the amount as recomputed.

ARTICLE VII

DEPENDENT CHILDREN'S BENEFITS

           7.1 In the event of the death of a Participant, who is not survived by a Spouse, each Dependent Child of said Participant who is living on the date of death of said Participant shall be entitled to receive a Dependent Child's benefit payable in accordance with the provisions of Section 7.3 hereof. The monthly amount of Dependent Child's benefit payable to each such Dependent Child shall be equal to (a) divided by (b) where:

(a)	equals the monthly amount of Spouse's benefit which would have been payable pursuant to Article VI hereof if the deceased Participant had been survived by a Spouse who was no more than ten (10) years younger than the Participant; and

(b)	equals the number of Dependent Children of said Participant who are living on the date of the Participant's death.

          7.2 In the event of the death of the Spouse of a deceased Participant, which Spouse was entitled to receive a Spouse's benefit pursuant to Article VI hereof immediately prior to her death, each Dependent Child of said Participant who is living on the date of death of the Spouse shall be entitled to receive a Dependent Child's benefit payable in accordance with Section 7.3 hereof. The monthly amount of Dependent Child's benefit payable to each such Dependent Child shall be equal to (a) divided by (b) where:

(a)	equals the monthly amount of Spouse's benefit payable to such deceased Spouse immediately prior to her death pursuant to Article VI hereof; and
(b)	equals the number of Dependent Children of said Participant who are living on the date of said Spouse's death.

           7.3 A Dependent Child's benefit shall be payable in equal monthly installments. The first of such monthly installments shall be payable as of the first day of the month following the death of the Participant, or his Spouse, as the case may be, if the Dependent Child is living and is a Dependent Child on such first day of such month. Subsequent monthly installments shall be payable on the first day of each month thereafter and shall cease upon the payment of the installment due on the first day of the month in which the Dependent Child dies or ceases to be a Dependent Child. Cessation of payments of monthly installments to a Dependent Child of a Participant shall not affect the right to, nor the amount of, payment of monthly installments to another Dependent Child of a deceased Participant.

     7.4 Each person claiming a Dependent Child's benefit shall submit to the Compensation Committee satisfactory evidence showing he is the natural or adopted child of the deceased Participant and his age. Each person who has attained age twenty-one (21) and who is claiming or receiving a Dependent Child's benefit shall, within thirty (30) days after the later to occur of his attainment of age twenty-one (21) and his first eligibility to receive a Dependent Child's benefit, and from time to time thereafter, submit to the Compensation Committee satisfactory evidence showing he is or continues to be a Dependent Child.

ARTICLE VIII

DEATH AND MEDICAL BENEFITS

8.1 Each Participant who remains in the Continuous Service of the Company either until his attainment of his Full Benefit Date or until both his completion of ten (10) years of Vesting Service and his attainment of age fifty-five (55) shall continue to be covered by the group life insurance program of the Company during the remainder of his life thereafter. The amount of his group life insurance coverage during the period prior to the earlier of his termination of employment or his Normal Retirement Date shall be the amount otherwise provided in such group life insurance program, reduced by his Split Dollar Offset calculated as of the first day of the applicable year. The amount of his group insurance coverage after the earlier of his termination of employment or his Normal Retirement Date shall be equal to (a) minus (b) where:

(a)	equals: (i) multiplied by (ii) where:
	(i)	twelve (12) times such Participant's Final Earnings; and
	(ii)	equals a fraction, the numerator of which shall be the lesser of his number of years of Benefit Service or fifteen (15) and the denominator of which shall be fifteen (15); and
(b)	equals his Split Dollar Offset calculated as of the earlier of his termination of employment or his Normal Retirement Date;

which amount shall be rounded to the next highest multiple of $10,000.00.

     8.2 The Company shall continue the coverage of a Participant, his Spouse and his dependents under the Company's Group Medical Plan after the termination of the Participant's employment if:

(a)	the Participant was a Senior Executive on his Full Benefit Date and the Participant shall terminate his employment or die after his Full Benefit Date; or
(b)	the Participant shall terminate his employment at a time when he is a Senior Executive and after he has completed ten (10)years of Vesting Service and has attained age fifty-five

The amount of coverage to be continued pursuant to this Section 8.2 shall be equivalent to the level of coverage in effect from time to time thereafter with respect to Participants who are actively employed by the Company.

     Such coverage shall continue until the latest to occur of:

(i)	the death of the Participant;
(ii)	the death of his Spouse; or
(iii)	the date the Participant's dependents, other than his Spouse, would have ceased to be Dependent Children of the Participant under the terms of this Program if the Participant had lived and continued in the Continuous Service of the Company.

The Company shall pay all premiums required to maintain such coverage under the Group Medical Plan. In addition, the Company shall pay all premiums needed to provide coverage under Part B of Medicare until the later to occur of (i) or (ii) above. Upon the cessation of the coverage of a Dependent Child by reason of his ceasing to be a "Dependent Child" or the coverage of a Spouse by reason of his or her divorce from the Participant, the Dependent Children and/or the divorced Spouse may elect to continue the coverage at their own expense to the extent, if any, that they are entitled to continuation of such coverage pursuant to Section 162(k) of the Internal Revenue Code.

ARTICLE IX

FORFEITURE OF BENEFITS

     9.1 In the event the Compensation Committee shall receive a written confession by a Participant, or retired or terminated Participant, or proof satisfactory to the Compensation Committee, of the commission by such a Participant of theft or embezzlement from the Company, or any other felony against the Company, or dishonesty in connection with Company matters or in connection with this Program as determined to exist by the Compensation Committee, the rights of such Participant, and the rights of such Participant's beneficiaries, Spouse and dependents, to receive retirement benefits and/or death and medical benefits provided herein shall immediately be forfeited and the Company's obligation to pay or provide any such retirement and/or welfare benefits shall thereupon cease and terminate.

     9.2 In the event that a retired or terminated Participant, who shall be entitled to receive retirement benefits and/or welfare benefits provided herein, shall, in any material respect, Engage in Competition with the Company as defined in Section 1.17 hereof, he shall forfeit his right and the right of his Spouse and dependents to receive any further retirement benefit payments or any death and medical benefits hereunder. It is herein understood that ownership, directly or indirectly, by the retired or terminated Participant of no more than five percent (5%) of the stock in a corporation, the stock of which is listed on a national exchange or which is publicly-owned and currently traded over-the-counter and with which the retired or terminated Participant has no connection other than as a stockholder shall in no event be deemed to be engaging in competition.

     9.3 In the event that, upon a date specified in Articles IV, Vand VI hereof for the commencement or recomputation of benefits payable undersaid Articles, a Participant or a Spouse shall fail or refuse to provide the

Compensation Committee with full, complete and accurate information with respect to the amount of benefits, the commencement date of benefits and the method of payment of benefits payable to the Participant or Spouse under a retirement plan which provides Other Retirement Plan Benefits, other than such a retirement plan administered by the Company, or under the Federal Social Security Act, such Participant or Spouse shall forfeit all rights to receive any retirement, disability, Spouse's or welfare benefits under this Program.

     9.4 In the event that a Participant shall commit suicide within two (2) years after the earlier of the date he became a Participant in this Program or the date he first became covered by a Supplemental Retirement and Death Benefit Agreement, no Spouse's benefits or Dependent Children's benefits shall be payable with respect to his participation in this Program, except to the extent provided in Section 15.9 hereof.

ARTICLE X

FORCED TAKEOVER

     10.1 In the event that a Forced Takeover, as defined in Section 1.20 hereof, shall occur, the provisions of this Article X shall control to the extent they conflict with the provisions of Articles I, III, IV, VIII, IX or XI hereof.

     10.2 In the event that a Forced Takeover shall occur, each Participant who has not completed ten (10) years of Vesting Service or attained his Full Benefit Date shall have a nonforfeitable right to receive retirement benefits under this Program if he is in the Continuous Service of the Company immediately prior to the Forced Takeover. Such retirement benefits shall be payable in accordance with Sections 4.5, 4.6, 4.7 and 4.8 hereof and shall commence on the first day of any month on or after the later of such Participant's attainment of age fifty-five (55) or his termination of employment but not later than his Full Benefit Date as such Participant shall designate in writing to the Compensation Committee.

     10.3 In the event that a Forced Takeover shall occur, the Accrued Retirement Benefit of a Participant, who is in the Continuous Service of the Company immediately prior to the Forced Takeover, shall not be less than his Projected Accrued Retirement Benefit determined on the day immediately preceding the Forced Takeover.

     10.4 In the event that a Forced Takeover shall occur, the "Benefit Service" of a Participant, who is in the Continuous Service of the Company immediately prior to the Forced Takeover and who terminates employment, retires, dies or becomes Disabled thereafter, shall not be less than the "Benefit Service" he would have had on his Full Benefit Date computed on the assumptions that:

(a)	he would have remained in the Continuous Service of the

     10.5 In the event that a Forced Takeover shall occur, each Participant, who is in the Continuous Service of the Company immediately prior to the Forced Takeover, shall be eligible for benefits under Section 8.1 hereof. Each such Participant shall also be eligible for benefits under Section 8.2 hereof if he was a Senior Executive on the date of the Forced Takeover and he terminates his employment or dies thereafter.

     10.6 In the event that a Forced Takeover shall occur, Sections 9.1 and 9.2 hereof shall not apply to any Participant who was in the Continuous Service of the Company immediately prior to the Forced Takeover.

ARTICLE XI

SIGNIFICANT MANAGEMENT CHANGE

     11.1 In the event that a Significant Management Change, as defined in Section 1.33 hereof, shall occur, the provisions of this Article XI shall control to the extent they conflict with the provisions of Articles I, IV, VIII or IX hereof.

     11.2 In the event that a Significant Management Change shall occur, each Participant who has not completed ten (10) years of Vesting Service or attained his Full Benefit Date and whose employment is involuntarily terminated by the Company after such Significant Management Change for a reason other than those described in Section 9.1 hereof shall have a nonforfeitable right to receive retirement benefits under this Program if he is in the Continuous Service of the Company immediately prior to the Significant Management Change. Such retirement benefits shall be payable in accordance with Sections 4.5, 4.6, 4.7 and 4.8 hereof and shall commence on the first day of any month on or after the later of such Participant's attainment of age fifty-five (55) or his termination of employment but not later than his Full Benefit Date as such Participant shall designate in writing to the Compensation Committee.

     11.3 In the event that a Significant Management Change shall occur, each Participant who is in the Continuous Service of the Company immediately prior to the Significant Management Change and whose employment is involuntarily terminated by the Company after such Significant Management Change for a reason other than those described in Section 9.1 hereof shall be eligible for benefits under Section 8.1 hereof. Each such Participant shall also be eligible for benefits under Section 8.2 hereof if he was a Senior Executive on the date of the Significant Management Change and his employment is involuntarily terminated by the Company thereafter for a reason other than those described in Section 9.1 hereof.

     11.4 In the event that a Significant Management Change shall occur, Section 9.2 hereof shall not apply to any Participant who was in the Continuous Service of the Company immediately prior to the Significant Management Change and whose employment is involuntarily terminated by the Company after such Significant Management Change for a reason other than those described in Section 9.1 hereof.

ARTICLE XII

FINANCING OF BENEFITS

     12.1 The retirement benefits, disability benefits, Spouse's benefits and Dependent Children's benefits provided in Articles IV, V, VI and VII hereof shall not be funded or financed by the Company in any manner, other than by the annuity contracts which were purchased from Alexander Hamilton Life, People's Security Insurance Company and United Pacific Life Insurance Company, and no escrow, trust fund, insurance contract or contracts or other funding medium shall be established or purchased by the Company for the benefit of the Participants or their Spouses and Dependent Children. Any benefits which are not provided by such annuities shall be payable solely from the general funds of the Company. The undertakings of the Company herein constitute merely the unsecured promise of the Company to make the payments and provide the benefits set forth herein.

     12.2 The death and medical benefits provided in Article VIII hereof shall be funded by and provided by the group insurance programs described in said Article VIII.

ARTICLE XIII

ADMINISTRATION

        13.1 The Compensation Committee shall be responsible for the general administration of the Program and shall have all such powers as may be necessary to carry out the provisions of the Program and may, from time to time, establish rules for the administration of the Program and the transaction of the Program's business. The Compensation Committee shall have the following powers and duties:

(a)	To enact such rules, regulations, and procedures and to prescribe the use of such forms as it shall deem advisable.
(b)	To appoint or employ such agents, attorneys, actuaries, and assistants at the expense of the Company, as it may deem necessary to keep its records or to assist it in taking any other action.
(c)	To interpret the Program, and to resolve ambiguities, inconsistencies, and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Program.

        13.2 If any Participant, any beneficiary, or the authorized representative of a Participant or beneficiary shall file an application for benefits hereunder and such application is denied by the Compensation Committee, in whole or in part, he shall be notified in writing of the specific reason or reasons for such denial. The notice shall also set forth the specific Program provisions upon which the denial is based, an explanation of the provisions of Section 13.3 hereof, and any other information deemed necessary or advisable by the Compensation Committee.

        13.3 Any Participant, any beneficiary, or any authorized representative of a Participant or beneficiary whose application for benefits hereunder has been denied, in whole or in part, by the Compensation Committee may, upon written notice to the Compensation Committee, request a review by the Board of Directors of Figgie International Inc. of such denial of his application. Such review may be made by written briefs submitted by the applicant and the Compensation Committee or at a hearing, or by both, as shall be deemed necessary by the Compensation Committee. If the applicant requests a hearing, the Board of Directors shall appoint from its members an Appeal Examiner to conduct such hearing. Any hearing conducted by an Appeal Examiner shall be held in such location as shall be reasonably convenient to the applicant. The date and time of any such hearing shall be designated by the Appeal Examiner upon not less than seven (7) days' notice to the applicant and the Compensation Committee unless both of them accept shorter notice. The Appeal Examiner shall make every effort to schedule the hearing on a day and at a time which is convenient to both the applicant and the Compensation Committee. If the applicant does not request a hearing, the Board of Directors may review the denial of such benefits or may appoint an Appeal Examiner to review the denial. After the review has been completed, the Board of Directors or the Appeal Examiner shall render a decision in writing, a copy of which shall be sent to both the applicant and the Compensation Committee. In rendering its decision, the Board of Directors and the Appeal Examiner shall have full power and discretion to interpret this Program, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to, the applicant in accordance with the provisions of this Program. Such decision shall set forth the specific reason or reasons for the decision and the specific Program provisions upon which the decision is based and, if the decision is made by an Appeal Examiner, the rights of the applicant or the Compensation Committee to request a review by the entire Board of Directors of the decision of the Appeal Examiner. Either the applicant or the Compensation Committee may request a review of an adverse decision of the Appeal Examiner byfiling a written request with the Board of Directors within thirty (30) days after they receive a copy of the Appeal Examiner's decision. The review of a decision of the Appeal Examiner shall be based solely on the written record and shall be conducted in accordance with the procedures of this Section 13.3. There shall be no further appeal from a decision rendered by a quorum of the Board of Directors.

     13.4 The interpretations, determinations and decisions of the Compensation Committee, Appeal Examiner and Board of Directors shall, except to the extent provided in Section 13.3 hereof and in this Section 13.4, be final and binding upon all persons with respect to any right, benefit and privilege hereunder. The review procedures of said Section 13.3 shall be the sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise unless a Forced Takeover has occurred. In the event a Forced Takeover has occurred, an applicant shall have the right to file suit for his benefits under this Program at any time, irrespective of whether or not he has exhausted the appeal procedures of Section 13.3 hereof. In addition, an applicant shall be entitled to a trial de novo in any such suit.

     13.5 The Company, Compensation Committee, Appeal Examiner, Board of Directors, and their respective officers, members, employees and agents shall have no duty or responsibility under the Program other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

     13.6 The Compensation Committee, Board of Directors, Appeal Examiners, and their respective officers and members shall incur no personal liability of any nature whatsoever in connection with any act done or omitted to be done in the administration of this Program. The Company shall indemnify, defend, and hold harmless the Compensation Committee, Board of Directors, Appeal Examiner, and their respective officers, employees, members and agents, for all acts taken or omitted in carrying out their responsibilities under the terms of this Program. The Company shall indemnify such persons for expenses of defending an action by a Participant, beneficiary, government entity, or other persons, including all legal fees and other costs of such defense. The Company will also reimburse such a person for any monetary recovery in a successful action against such person in any federal or state court or arbitration. In addition, if the claim is settled out of court with the concurrence of the Company, the Company shall indemnify such person for any monetary liability under said settlement.

ARTICLE XIV

AMENDMENT AND TERMINATION

           14.1 Subject to the provisions of Sections 14.2 and 14.3 hereof, this Program may be amended by Figgie International Inc. at any time, or from time to time, and may be terminated by Figgie International Inc. at any time, but no such amendment or termination will

(a)	deprive any Participant or any terminated or retired Participant of his right to receive his Basic Retirement Benefit as determined as of the date of such amendment or termination, or reduce the amount of such Accrued Retirement Benefit, unless such Participant consents in writing to such deprivation or reduction; or

(b)	deprive the Spouse and Dependent Children of any terminated or retired Participant of their rights to receive the payments provided by Articles VI or VII hereof, or reduce the amount of any such payments, unless such Participant consents in writing to such deprivation or reduction; or

(c)	deprive any Disabled Participant of his right to receive disability benefits as provided in Article V hereof, or reduce the amount of such disability benefits; or
(d)	deprive any terminated, retired or Disabled Participant or the Spouse or dependents of any such terminated, retired or Disabled Participant of his right to receive the death and medical benefits provided by Article VIII hereof, or reduce the amount of such death and medical benefits.

Any such amendment or termination may, however, reduce or eliminate the death and medical benefits provided by Article VIII hereof with respect to any Participant (and the Spouse and dependents of such Participant) whose employment by the Company has not terminated at the date of such amendment or termination of this Program.

           14.2 Notwithstanding the provisions of Section 14.1, in the event of a Forced Takeover or a Significant Management Change, this Program may not thereafter be terminated and may not thereafter be amended in any manner which would have the effect of depriving any Participant who was a Participant on the date of such Forced Takeover or Significant Management Change or his Spouse or

Dependent Child of any of the benefits provided by this Program or which would have the effect of reducing the amount of any benefit, which is or could be payable to such a Participant, Spouse, or Dependent Child, below the amount which is or could be payable under the terms of this Program immediately prior to the Forced Takeover or Significant Management Change.

     14.3 Notwithstanding any provision of this Article XIV to the contrary, Figgie International Inc. may amend or modify this Program in any respect which shall be necessary or advisable in order that the pension benefits provided by this Program shall constitute unfunded deferred compensation for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE XV

MISCELLANEOUS

     15.1 Neither anything contained herein, nor any acts done in pursuance of this Program, shall be construed as entitling any Participant to be continued in the employ of the Company for any period of time nor as obliging the Company to keep any Participant in its employ for any period of time, nor shall any employee of the Company nor anyone else have any rights whatsoever, legal or equitable, against the Company as a result of this Program except those expressly granted to him hereunder.

     15.2 The undertakings of the Company herein constitute merely the unsecured promise of the Company to make the payments and provide the benefits as provided for herein. No property of the Company is or shall, by reason of this Program, be held in trust for any Participant, any Spouse, any Dependent Child, or any other person, and neither the Participants nor any Spouse, any Dependent Child or any other person shall have by reason of this Program, any rights, title or interest of any kind in or to any property of the Company.

     15.3 Whenever any pronoun is used herein, it shall be construed to include the masculine pronoun, the feminine pronoun or the neuter pronoun as shall be appropriate.

     15.4 This Program shall be construed under and in accordance withthe laws of the State of Ohio and of the United States of America.

     15.5 In the event that any provision or term of this Program, or any agreement or instrument required by the Compensation Committee hereunder, is determined by judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of this Program or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of this Program, or such agreement or instrument.

     15.6 No benefits under this Program shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged encumbered or charged, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits as are herein provided for him.

     15.7 Any payment to or for the benefit of any Participant, retired Participant, terminated Participant, or Disabled Participant, or to his Spouse, Dependent Child or beneficiary, in accordance with the provisions of this Program, shall to the extent thereof be in full satisfaction of all claims hereunder against the Program, the Compensation Committee and the Company, any of whom may require such Participant, retired Participant, terminated Participant, Disabled Participant, Spouse, Dependent Child or beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Compensation Committee or the Company, as the case may be.

     15.8 If the monthly benefits payable hereunder to a retired, terminated or Disabled Participant or to a Spouse or Dependent Child shall be less than Twenty-Five Dollars ($25) per month, the Compensation Committee may direct that said Participant's, Spouse's or Dependent Child's benefits be paid quarterly, semiannually or annually in amounts equal to 3, 6 or 12, respectively, times the monthly amount otherwise payable, or it may, in its sole discretion, direct payment, in full discharge of all the Program's liability in respect to such benefits, of an amount equal to the lump-sum Actuarial Equivalent value of such benefits.

     15.9 In the event that a Participant under this Program shall have been covered by a Supplemental Retirement and Death Benefit Agreement between himself and the Company and in the event that he shall have waived his right to benefits under such Agreement, the benefits payable under this Program shall not be less than the Actuarial Equivalent of the benefits which would have been payable under such Agreement determined as of the date benefits under this Program commence.

     15.10 Notwithstanding anything contained in this Program to the contrary, in the event the Company experiences a change described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code, the present value of the amounts payable to the Participant under this Program which are contingent on such change shall not exceed an amount which, when added to the present value of all other amounts which are payable to him under all other plans or programs of the Company, shall cause the total present value of all such amounts to equal one dollar ($1.00) less than three (3) times the base amount (as defined in Section 280G of the Internal Revenue Code).

     IN WITNESS WHEREOF, FIGGIE INTERNATIONAL INC., by its duly authorized officers, has caused this Senior Executive Benefits Program, as amended and restated, to be executed as of the _______ day of _______________, 1991.

FIGGIE INTERNATIONAL INC.

("Figgie")

By

And